Exhibit 99.1

CORPORATE PARTICIPANTS

Joe Bennett Tidewater Inc. - EVP & Chief IR Officer

Jeff Platt Tidewater Inc. - President & CEO

Quinn Fanning Tidewater Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Jeff Spittel Clarkson Capital Markets - Analyst

Jon Donnell Howard Weil Incorporated - Analyst

Matthias Detjen Morgan Stanley - Analyst

George O’Leary Tudor, Pickering, Holt - Analyst

Ian Macpherson Simmons - Analyst

Matt Conlan Wells Fargo Securities - Analyst

JB Lowe Cowen and Company - Analyst

Gregory Lewis Credit Suisse - Analyst

PRESENTATION

Operator

Good morning and welcome to the FY14 fourth-quarter earnings conference call. My name is Brandon, and I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session.

Please note that this conference is being recorded.

I will now turn the call over to Joe Bennett. Mr. Bennett, you may begin.

Joe Bennett - Tidewater Inc. - EVP & Chief IR Officer

Thank you, Brandon.

Good morning, everyone, and welcome to Tidewater’s fourth-quarter and full-year FY14 earnings results conference call for the period ended March 31, 2014. I’m Joe Bennett, Tidewater’s Executive Vice President and Chief Investor Relations Officer, and I want to thank you for your interest in Tidewater. With me this morning on the call are our President and CEO, Jeff Platt; Jeff Gorski, our Executive Vice President and Chief Operating Officer; Quinn Fanning, our Executive Vice President and CFO; and Bruce Lundstrom, our Executive Vice President, General Counsel, and Secretary.

We will follow our usual conference call format. Following these formalities, I’ll turn the call over to Jeff for his initial comments to be followed by Quinn’s financial review. Jeff will then provide some wrap-up comments, and we will then open the call for your questions.

During today’s conference call, Jeff, Quinn, I, and other Tidewater management may make certain comments that are forward-looking statements and not statements of historical fact. I know that you understand that there are risks, uncertainties, and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comments that we may make during today’s conference call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the Risk Factors section of Tidewater’s most recent Form 10-K.

Having said all of that, I’ll turn the call over now to Jeff.

Jeff Platt - Tidewater Inc. - President & CEO

Thank you, Joe, and good morning to everyone.

Last night, we reported fully diluted earnings per share for our fourth quarter of FY14 of $0.88. Adjusted earnings per diluted share for the full fiscal year was $3.80, representing a 23% improvement from the previous fiscal year. Quinn will provide you with the items we are considering in comparing adjusted earnings per share between the two fiscal years.

While Quinn will provide you with considerably more detail on our quarterly performance in a moment, I wanted to cover our vessel revenue performance a bit more than I normally do. Our quarterly results reflect solid operational performance during a quarter in which the investment community has expressed its concern over an impending possible pause in growth, or a lower trajectory of growth, for the deepwater drilling sector.

Our vessel revenues of approximately $362 million in the fourth quarter were above our guidance provided in our last earnings call and reflect a strong 85% average utilization rate of our deepwater vessels, along with an approximate $800, or 3% increase in our deepwater vessels’ average day rates. These operational improvements occurred despite the seasonality of our North Sea fleet during the winter months. That fleet is expected to rebound nicely as we move through the spring and into the normally stronger summer season.

As we have previously discussed, the continued rollover of legacy deepwater vessel contracts, along with the delivery of additional deepwater equipment has, and should continue to push our average day rates at least modestly higher.

With respect to our active towing supply vessel class, our global average utilization has averaged approximately 85% over the last two fiscal years, including this current quarter. While we have noted in past earnings calls that the quarter-to-quarter changes in the average day rates have been relatively modest, over the last two years, average day rates have increased from around $13,300, in early FY13, to approximately $15,000 per day in the last two quarters. In the prior upcycle, the average day rates for this class of vessel peaked at approximately $20,000 per day, so we still have a way to go to match or exceed prior cycle rates.

Sequentially, our total quarterly vessel revenues were slightly higher than the December quarter, but please keep in mind that the March quarter had two fewer revenue days, which means we start our quarterly comparison almost $8 million behind. Equally important in the quarter was our vessel operating costs of about $207 million came in below the low end of our prior guidance. This positive result was not due to dry dock deferrals, but rather to better operational execution, including improved cost control and overall more efficient dry dockings. That translated into a vessel operating margin of 43%, which again, beat our previous guidance, reflecting solid operational performance in the quarter.

Our quarterly bottom line was also helped by a lower effective tax rate, which Quinn will cover shortly. We also had solid safety performance during the March quarter. We completed FY14 with three lost time accidents and a total recordable incident rate, or TRIR, of 0.19 per 200,000 man hours worked.

As I have mentioned in previous quarterly calls, we started the fiscal year with a few safety incidents, which we used as motivation to refocus our efforts on operating the safest fleet in the industry. We have achieved zero lost time accident rate in past fiscal years, and we strive to repeat this measure of performance every year.

Operating conditions encountered by our employees are challenging, but that means we must remain constantly vigilant in conducting our day-to-day operations. In reviewing our historic safety performance, I want to compliment our global Tidewater team for recording six consecutive fiscal years with a TRIR of under 0.20, a phenomenal accomplishment, considering the challenges we face in our day-to-day duties globally. We will not rest on our laurels and will continue to prioritize our safety initiatives and learn from our own and other incidents.

Let me now turn to the status of our joint venture in Angola. As you are well aware, we executed a new joint venture agreement for Sonatide that has a two-year term of agreement that will commence once a new Angolan entity has been incorporated, a task which is still on track for late 2014.

With regards to our working capital issue in Angola, we made progress during the fourth quarter and even further progress since March 31st. But as expected, we still have work to be done to collect all of the revenue that we have earned over the last several quarters. We believe we better understand the foreign exchange laws and regulations now in place, and more importantly, the process required to reduce our large working capital investment. This is an industry challenge and not something that is unique to Sonatide.

Quinn will provide you more color on our working capital situation. Rest assured that this issue is a high priority, and we will continue to allocate the necessary resources to address and resolve this matter.

Let me now turn the call over to Quinn to review the details of the quarter and how we see the next few quarters shaping up. I will then return to discuss our outlook for the offshore market and Tidewater’s future. Quinn?

Quinn Fanning - Tidewater Inc. - EVP & CFO

Thank you, Jeff. Good morning everyone.

As Jeff mentioned, we issued our earnings press release after the market closed last evening. We expect to file our annual report on Form 10-K through the Edgar filing service sometime before the close of business today.

Turning to financial results, we reported diluted earnings per common share of $0.88 for the March quarter, versus adjusted EPS of $1.12 in the December quarter, which excludes a goodwill impairment charge related to our Asia-Pacific segment of $0.87 per share after tax. EPS for the March quarter of FY13 was $0.95.

As Jeff mentioned, diluted earnings per common share for the 12 months ended March 31, 2014 was $3.80, exclusive of the previously referenced goodwill impairment charge, as well as transaction costs related to the acquisition of Troms Offshore and a loss on the early retirement of higher cost debt that was inherited in the Troms Offshore acquisition. Adjusted EPS for FY13, which excludes a $0.07-per-share lump sum pension settlement paid to our former CEO, was $3.10. As Jeff noted, the year-over-year increase in adjusted EPS was about 23%.

As Jeff also mentioned, vessel revenue for the March quarter at $362 million was a bit higher than the guidance range for the March quarter of $350 million to $360 million. For reference, vessel revenue for the March quarter was up about 12% year-over-year. Operating costs, at approximately $207 million, came in modestly below the vessel OpEx guidance range of $210 million to $250 million that I provided in February. Vessel OpEx for the March quarter was up about 14% year-over-year, primarily reflecting the heavy dry-docking schedule in the quarter just completed.

Looking at FY14 taken as a whole, vessel revenue and vessel operating expense were up 15% and 16%, respectively, year-over-year. Vessel level cash operating margin was up about 16%, or about 20 basis points, year-over-year.

Key drivers of financial results in the March quarter relative to the December quarter included the contribution of vessel revenue and vessel operating margin from five new vessels added to the fleet in the December quarter and one vessel added to the fleet in the March quarter. As expected, lost revenue due to vessels in dry dock or otherwise undergoing repairs and major repairs expense was up substantially quarter-over-quarter, a trend that should somewhat reverse in the June quarter.

As Jeff previously mentioned, North Sea seasonality had a modest drag on the March vessel revenue and average day rates. There were also two fewer days in the March quarter than there were in the December quarter.

More broadly, utilization of the active fleet was 85.5% during the March quarter, and average day rates were generally stable quarter-over-quarter, though as Jeff noted, average day rates for our deepwater vessels continued to trend modestly upward due to contract roll overs. I’ll also note that the quarter-over-quarter impact of lump-sum mobilization and demobilization revenue was not particularly significant.

As to what is underlying the overall quarter-over-quarter trends, I’ll note that lower utilization in the March quarter of our 12 deepwater anchor handling towing supply vessels, at 74%, largely reflects a couple of vessels in dry dock or en route to dry dock, as well as non-technical off-hire for a couple of additional vessels that were between term contracts during the March quarter. Utilization of the larger deepwater PSV class equipment, which was comprised of 77 vessels on average in the March quarter, was about 86%, with essentially all vessels that were not in dry dock either working or mobilizing to known work.

Utilization of our active towing-supply vessels, which on average represented 115 vessels in the March quarter, was approximately 84%, and was off very modestly quarter-over-quarter. Reported utilization of the entire towing-supply vessel fleet, including stacked vessels, was actually up about 4 percentage points quarter-over-quarter, but this trend, at least in part, reflects the sale of approximately 25 older and generally stacked vessels during the second half of FY14.

Turning to vessel operating expenses, as Jeff noted, we generally executed the large number of dry docks and major repairs that were planned for the March quarter within the cost and time frame that was included in our February guidance. As a result, the March quarter was not significantly impacted by the deferral of dry docks, nor was it burdened by dry docks that we decided to pull forward from FY15, beyond the two vessels that I discussed on our last earnings conference call.

Relative to expectations at the time of our last earnings conference call, we had positive variances of a couple of million dollars in crew costs during the March quarter, which, at least in part, was the result of reduced manning during dry docks and better scheduling of crew additions in advance of new vessel deliveries. Other OpEx variances relative to expectations were generally positive in the quarter, but were also relatively small. At 43%, vessel-level cash operating margin was off about 2 percentage points quarter over quarter, but was approximately 3 percentage points higher than the guidance that was provided in early February.

Looking at our four geographic reporting segments, for the Sub-Saharan Africa/Europe segment, which accounted for approximately 46% of consolidated fourth-quarter vessel revenue, vessel revenue was up about 2% quarter-over-quarter. Within the segment, vessel revenue generated along the African coasts was up about 2% quarter-over-quarter, and the vessel revenue generated by the North Sea fleet was up about 5% quarter-over-quarter. Overall utilization of active vessels in the Sub-Saharan Africa and Europe segment was 86% in the March quarter, which is up about 4 percentage points quarter-over-quarter.

Average day rates in the Sub-Saharan Africa and Europe segment, at approximately $16,000 a day, were essentially flat quarter-over-quarter, reflecting the offsetting effects of seasonality in the North Sea, lump-sum mobilization revenue, and positive contract rollovers in Africa. Vessel revenue in the Sub-Saharan Africa and Europe segment was up about 18% year-over-year.

For the Americas segment, which accounted for approximately 30% of consolidated fourth-quarter vessel revenue, vessel revenue was basically flat quarter-over-quarter, following a good sequential growth in vessel revenue in the prior three quarters. Utilization of active vessels in the Americas segment, at approximately 85%, was up about 1 percentage point quarter-over-quarter. And average day rates, at approximately $21,700 a day, were up about 2.5% quarter-over-quarter. Vessel revenue in the Americas segment was up about 26% year-over-year.

In the MENA segment, which accounted for approximately 14% of fourth-quarter consolidated vessel revenue, vessel revenue was off about 4.5% quarter over quarter after double-digit sequential growth from the September quarter to the December quarter. Utilization of active vessels in MENA, at approximately 86%, was up about 3 percentage points quarter-over-quarter, primarily reflecting the completion of mobilizations and the start-up of new contracts in Saudi Arabia. Average day rates of approximately $14,300 a day were down about 7% quarter-over-quarter, primarily reflecting a couple of large, AHTS vessels in dry dock, vessel transfers between areas and segments, and the resulting impact on the mix of active vessels in MENA.

Vessel revenue in the MENA segment was up about 25% year over year. I will note, however, that average day rates in the segment in the March quarter and the quarter-over-quarter trend do not really reflect any softness in the MENA segment, at least in regards to the OSV market.

In the Asia-Pacific region, which accounted for about 10% of fourth-quarter consolidated vessel revenue, vessel revenue was up about 4%, with vessel revenue growth in Australia somewhat offset by a decrease in vessel revenue in Southeast Asia. Utilization of active vessels in Asia-Pacific at approximately 85% was off about 1 percentage point quarter-over-quarter. Average day rates, at approximately $21,600 a day, were up about 11% quarter-over-quarter, reflecting the higher average day rates available in the Australia market, which at least in part is a pass-through of higher labor costs.

Looking at relative profitability, vessel-level cash operating margin in the March quarter for the Sub-Saharan Africa and Europe region was about 40% of vessel revenue. Vessel-level cash operating margin for the other three geographic segments fell in a range of 43% to 44%. As mentioned earlier, overall vessel-level cash operating margin for the March quarter was about 43%.

Below the vessel operating margin line, G&A expense for the March quarter, which includes about $1 million of G&A for our nascent ROV operations, was about $46 million, and was basically flat quarter-over-quarter. Gains on dispositions net for the March quarter were about $2.5 million, which was down about $5 million quarter-over-quarter. Somewhat offsetting gains on dispositions, net, we recognized an approximate $2.7 million foreign-exchange loss in the March quarter, which primarily relates to an upper revaluation of NOK-denominated debt, as a result of the strengthening of the Norwegian kroner relative to the US dollar during the March quarter.

Finally, our effective tax rate for the March quarter was about 15%, reflecting an approximate 23.5% operational rate for FY14 and discrete items, including the reversal of a previously established FIN 48 accrual for an uncertain tax position and the reversal of a previously established valuation allowance for foreign tax credits, which collectively reduced the effective tax rate for the fiscal year to 19%.

Turning to our outlook, the June quarter should be a solid quarter with good growth in vessel revenue and stable to improving vessel-level cash operating margins. As mentioned in our last earnings conference call, we do not expect dramatic increases in major repair costs in the fiscal year.

As of today, we are working off of a FY15 budget that contemplates R&M expense to be flat to up mid to high single digits year-over-year, with higher scheduled dry docks and major repairs anticipated in the first and fourth quarters, and lower repair activity in the second and third quarters. I will caution, however, that R&M costs are exposed to emergency repairs, cost overruns, and changes in timing due to commercial considerations and the availability of shipyards and technicians.

As Jeff noted, demand for our newer vessels remain strong across geographies and asset classes, and we expect the Tidewater fleet to continue to experience both high utilization and average day rates that are generally stable, if not trending modestly positive for the next couple of quarters. Our 10-K will also highlight our expectation, at this time, to take delivery of about 12 new vessels over the course of FY15. New vessels should be revenue and margin generative within a quarter or two following their stated delivery dates.

In this context, internal estimates currently peg the June quarter’s vessel revenue somewhere between $370 million and $380 million, with a current expectation that we will see a further step-up in quarterly revenue in each of the quarters thereafter. Likewise based on what we know today, vessel-related OpEx for the June quarter will probably fall within a range of $210 million and $215 million.

Based on the vessel revenue and vessel OpEx guidance ranges provided, vessel-level cash operating margin should be somewhere in the 42% to 45% area in the June quarter. Our current expectation is that vessel-level cash operating margin will be something north of 45% for the second through fourth quarters of FY15.

Corporate, general, and administrative expense should be in the area of $48 million to $49 million in the June quarter. This is also a reasonable expectation for the remaining quarters of FY15.

Our June quarter is also expected to include negative gross margin from our newly organized subsea operations of $1 million to $2 million, as well as $1 million each of subsea-related G&A and depreciation expense. Our current expectation is that following a couple quarters of modest start-up losses, our ROV operations will achieve a cash breakeven by the second half of FY15 and be modestly accretive to net income by the end of the fiscal year.

Combined vessel lease and interest expense should be $19 million to $20 million in the June quarter, or down modestly quarter-over-quarter.

As to an effective tax-rate assumption for FY15, we are presently assuming a 23% to 24% tax rate, excluding any discrete items. As noted earlier in my remarks, this is generally consistent with our operational tax rate in the fiscal year just completed. However, recall my usual cautionary statement that the geographic mix of pretax earnings and margin trends can cause the tax rate to be volatile on a quarter-to-quarter basis.

Turning to financing and investment issues, cash flow from operations for the 12 months ended March 31st was approximately $105 million. As discussed on our earnings conference call in February, cash flow from operations in FY14 reflects a buildup in working capital tied to our Sonatide joint venture in Angola. As Jeff noted in his remarks, we and the Sonatide team in Angola have made some progress implementing procedures to affect payments to Tidewater and to begin reducing the large working capital investment related to our Angolan operations.

During the fourth quarter of FY14, we collected approximately $14 million from the Sonatide joint venture. Subsequent to March 31st, we collected an additional $66 million, so the total collections since December 31 are approximately $80 million.

Our March 31st balance sheet will highlight a due from affiliate and a due to affiliate of approximately $429 million, and approximately $86 million, respectively. So the net investment in working capital related to our Angolan operations was about $340 million as of March 31st, or up about $50 million quarter-over-quarter. Noting that our Angolan operation continues to generate plus $300 million in annualized vessel revenue, recent collections should allow excess working capital to stabilize in the current quarter, and hopefully, trend downward in the September and subsequent quarters, likely through a combination of selective redeployment of vessels, further improvements in the payment process, and some form of split contracts that provide for a combination of on-shore and off-shore payments.

As to non-operating uses of cash in FY14, CapEx, including the Troms purchase, net of assumed debt, was about $722 million, 45% of which has been funded by asset dispositions, including 10 sale-lease transactions that collectively generated about $271 million in proceeds, and about $98 million in deferred gains. Four of the 10 sale lease transactions were completed in the March quarter.

Somewhat in response to questions that we have received regarding the sale-lease transactions we’ve completed in FY14, I’ll note that our leasing program is not intended to drive our go-forward funding strategy. That said, the sale-lease transactions that were completed in FY14 allowed us to realize good value for the vessels that were sold, and the capital gains that were realized for tax purposes allowed us to utilize expiring foreign tax credits.

In addition, relative to other financing alternatives, the lease structure provides us with an attractive cost of operatorship. Any additional sale-lease transactions that we may consider will be evaluated using a similar cost-benefit analysis, but my sense is that leasing activity will remain a relatively small element of our overall funding strategy.

As to go-forward funding requirements, based on commitments at March 31st, CapEx related to vessels under construction and vessel acquisitions for FY15, is estimated at about $370 million, of which we expect to fund approximately $53 million in the June quarter. Total unfunded capital commitments at March 31st were approximately $573 million. This total includes 30 vessel construction projects. Also note that this total will grow with commitments made subsequent to March 31st, including $137 million in vessel commitments that we highlighted in our -- excuse me, that we will highlight in our 10-K, and are related to three vessels that will be targeting opportunities in the North Sea and other cold water markets.

As to financing activity, our only new financing in the March quarter, other than sale-lease transactions, was an approximate $50 million NOK-denominated financing related to the delivery of the Troms Arcturus, which was the final vessel that was under construction when we completed the Troms transaction in the first quarter of FY14.

Total debt at March 31st was about $1.5 billion; cash at March 31 was about $60 million; and net debt to net book capital at March 31 was about 35%. We have no significant debt maturities in FY15.

Total liquidity at March 31 was in excess of $650 million, including full availability under our $600 million bank credit facility, which is available to the Company until FY19.

And with that, I’ll turn the call back over to Jeff.

Jeff Platt - Tidewater Inc. - President & CEO

Thanks, Quinn. Our fiscal results for the fourth quarter and for all of FY14 reflect improved operational performance within an extended offshore industry upcycle. Nonetheless, a number of recent data points suggest that certain segments of the offshore services industry may experience a pause in their pace of long-term growth. While these data points are disconcerting to many analysts and investors, they reflect a typical pattern of development of the industry during a cycle, something we’ve experienced in the past and will likely experience again in the future.

It is important to remember the offshore industry is made up of multiple subsectors, and not all of them move at the same time or at the same pace. At various points in the expanding phase of the industry upcycle, some subsectors may overexpand, temporarily resulting in a pause or even a slight dip in day rates earned by the equipment in one subsector or another. Pauses reflect temporary imbalances between supply and demand.

Operators occasionally slow their activity levels to reassess future drilling plans and as a result of political, technical, or other issues, which obviously impacts demand for oil-field equipment and services. Equipment and service providers have also been known to become overly enthusiastic with their investments in manufacturing capacity and new capital equipment, and the resulting excess supply then needs to be worked off.

From a broad perspective, we believe there are several key points to keep in mind as you consider the possible impact of the offshore drilling industry’s current status. First, global energy demand continues to grow, as the pace of worldwide economic activity slowly accelerates. This growth in demand supports crude oil prices, which are the primary driver for offshore exploration and development activity.

The recent rebound in domestic natural gas prices is further helping to boost producer cash flows above what was expected at the end of last year. Despite all the talk about onshore shale plays, producers also continue to look to a relatively unexplored offshore region for new, large oil and gas fields to boost their reserves and grow their future production.

Second, while the demand side of the offshore business looks relatively healthy, in recent years, there has been significant new capacity added to both the offshore drilling and vessel fleets. That trend will likely continue for at least the next two years.

In particular, there are about 250 new offshore drilling rigs scheduled to enter the world fleet during the next two years or so. While it is very likely that some of these new rigs will force older, lower specification rigs out of the market, most industry observers expect the working offshore drilling rig count to increase over the coming quarters. We view that expansion of the working offshore drilling rig fleet as healthy, and it will provide Tidewater with excellent new business opportunities.

The global order book for OSVs under construction is approximately 450 ships, most of you which will also enter the operational fleet within the next two years and will likely accelerate the continued retirement of older, lower specification vessels. Tidewater has disposed of 140 older, smaller, and less capable vessels during the past three fiscal years, and other vessels have done likewise. These vessels have generally gone to other marine markets outside of the oil field or to scrap yards.

While additional older equipment, both rigs and vessels, will likely need to be removed from the oil and gas market, we think this process is relatively advanced, at least in regards to the OSV sector. Based on the expected growth in the working rig count, very limited interest on the part of most customers to charter older, lower specification vessels, and our own multi-year effort to upgrade our fleet and dispose of older, lower spec equipment, my sense is that the current supply-demand dynamic and outlook for the OSV industry are a bit better than most analyst investors currently believe.

For Tidewater, bidding activity for our deepwater equipment, in particular, has been robust, and we continue to record consistently strong utilization of this vessel class and modest growth in average day rates, which are already at historical high levels. We expect that to continue to be the case as we progress through FY15.

The growth of the offshore market is also why we’ve elected to enter the subsea business in order to support our customers’ growing needs and to broaden the contract appeal of some of our vessels. We continue to examine other opportunities to expand our capabilities in order to better serve our customers, while helping improve the efficiency of their offshore operations.

An example of this type of expansion was our Troms fleet acquisition. That, coupled with our new build ice-class vessels, enables us to follow our clients into the cold water and arctic offshore markets being targeted for exploration over the next few years.

Tidewater benefits from an unmatched global footprint that allows us to move vessels that might encounter a slowdown in one region to new contracts elsewhere in the world where demand is stronger. As opportunities to do so become available, we will lengthen contract terms and lock in good day rates in order to protect current and future earnings power, but we have no contracting strategy that is based on a significant reversal of the generally positive trends of the last 18 to 24 months.

In fact, we remain generally bullish in regards to the outlook for the offshore support vessel industry in general, and for Tidewater in particular. As a result, we generally disagree with the overly negative sentiment that a number of analysts and investors that follow the offshore sector have expressed in recent months. We have a strong financial position and sufficient liquidity to address near-term challenges and to pursue longer-term growth opportunities that we believe will create sustainable value for our shareholders.

With that, we’re now ready to take your questions.

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question-and-answer session.

(Operator Instructions)

From Clarkson Capital Markets, we have Jeff Spittel online. Please go ahead.

Jeff Spittel - Clarkson Capital Markets - Analyst

Thanks. Good morning, guys.

Jeff Platt - Tidewater Inc. - President & CEO

Good morning, Jeff.

Jeff Spittel - Clarkson Capital Markets - Analyst

Maybe if we could start off in the Americas, I think Quinn had referenced some lump-sum mobilizations the prior few quarters favorably impacting day rates, yet we saw a nice move again this quarter on a sequential basis. Can you talk through the moving parts in Brazil, the Gulf of Mexico, and then from maybe a vessel-mix perspective whether that drove that improvement?

Jeff Platt - Tidewater Inc. - President & CEO

In Brazil, I think we’ve got everything that has moved into place pretty much that we had talked about from about a year ago on a pretty big award that we were very happy with with Brazil. All of those parts or pieces have got into Brazil and are on contracts now. So I think that’s pretty much wrapped up.

We do have -- there’s been some recent public notice that we’ve won another large anchor handler that will be moving into Brazil, but that will be happening in the -- probably in the September quarter, is when you’ll see the effects of that. So our Brazil activity is at a good level. That’s getting to a stable state, if you will.

Gulf of Mexico, we have in the past moved some equipment over. I think that there might be a little bit more of that coming up, moving into some term contracts. But overall, I think what you’re seeing is, again, the increased day rates in Brazil on the contract, and we also took delivery in the December quarter of the two large US flag vessels. And you’ve seen the effect of that in the Gulf of Mexico. Those two large boats are on term contracts.

Jeff Spittel - Clarkson Capital Markets - Analyst

That’s good news. And then maybe transitioning in the North Sea. Would imagine, or at least a lot of things we hear seem pretty favorable about the way construction season is shaping up. Maybe a refresher on what your contracting exposure is there, and what your outlook is over the next couple quarters.

Jeff Platt - Tidewater Inc. - President & CEO

We’re about half and half with respect to term, and then playing what is the spot market there, and we like that balance. Again, for Tidewater, this is new with the Troms acquisition, and I think you’re right, everyone is pretty optimistic that it would be a good season coming up. And of course that’s really going to be helped by really two things that are going on. One, some of these arctic cold water projects, which are going to take a pretty large number of vessels out of the traditional market. And then again, the award by Petrobras of some large anchor handlers that I think will take down a couple anchor handlers that are currently in the North Sea, as well. You put all that together, and it looks like it’s shaping up, at least from the beginning, of what should be a nice season for us up there.

Jeff Spittel - Clarkson Capital Markets - Analyst

Appreciate the time, Jeff. Nicely done this quarter.

Jeff Platt - Tidewater Inc. - President & CEO

Thank you.

Operator

From Howard Weil, we have Jon Donnell online. Please go ahead.

Jon Donnell - Howard Weil Incorporated - Analyst

Good morning, guys.

Jeff Platt - Tidewater Inc. - President & CEO

Hey, John.

Jon Donnell - Howard Weil Incorporated - Analyst

Appreciate the update on the Angola JV. It looks like, comparing the sequential movement of the day-rates utilization that probably got some pretty nice new contracts there, as well. I was wondering if the new collections that you’ve got since March 31st and really year-to-date have been driven more by these new contracts, or is it a function of some of the older collection that’s have been outstanding, as well? Did you have to change any of your contract terms to collect better?

Jeff Platt - Tidewater Inc. - President & CEO

No, I would say most of that -- none of that collection is with new contracts. That is old legacy contracts that we finally are getting the process where you register the contracts that allow you to move either the dollars or turn the kwanzas into dollars and get that out of country. So it really has nothing to do with any of the new contracts.

Jon Donnell - Howard Weil Incorporated - Analyst

Okay. So the new contracts are basically still being paid on the same terms as the older ones, then, it sounds like.

Jeff Platt - Tidewater Inc. - President & CEO

Well, some of the new contracts are actually new start-ups, so there’s no legacy or trailing payment issues with those, per se. There are some contract rollovers, where we are having increases in the day rates that partially account or take up the increased cost and the risk exposure with the local currencies, but I don’t think we really have seen much of that really to date.

Jon Donnell - Howard Weil Incorporated - Analyst

Okay.

Quinn Fanning - Tidewater Inc. - EVP & CFO

The preponderance of our revenue in collections in Angola will ultimately be in kwanza. We, on a contract-by-contract basis, have tried to migrate towards some -- at least some element of dollar offshore payments. But I think, as you’ll see with our filing, we’re still waiting for clarification from the Angolan Central Bank as to what contracting and payment mechanisms will be permitted. So really the collections that you’re seeing today result from legacy contracts, and that’s ultimately, I wouldn’t quite say cracked the code, but we’ve made some progress in terms of the documentary requirements of the Central Bank and so on and so forth, as other service companies and equipment providers are doing. And we’re starting to see a bit of a trickling out as a result of progress on that front.

Jon Donnell - Howard Weil Incorporated - Analyst

Okay. And then in terms of, as you talked about of mitigating some of that risk, I think you had mentioned the potential for moving some vessels out of that market if necessary. Do you have a target for a total number of vessels or total revenue exposure that you might want to limit in Angola right now? Or is that not on the radar screen at the present time?

Quinn Fanning - Tidewater Inc. - EVP & CFO

I’d go back to our previous comments on the last call, which is the payment mechanisms, the days sales outstanding as a result of these slow payment processes have introduced a new risk element to the Angolan market. When we have any vessel come up on contract, we evaluate the suite of opportunities for it. And obviously, all things being equal, when you elevate the risk in one market versus another, you would start to see some ties going to other areas, I would guess.

I’ll highlight, as we look in the rearview mirror, the March quarter had a handful of vessels exit Angola on a net basis, which is up a bit relative to the previous three quarters. But no, we have no plan to dramatically reposition our fleet out of Angola. But my suspicion is that we would shrink the fleet over time just because of the different risk return profile. It’s not a broad-reaching strategy that has as a target exiting the Angola market, which we expect to participate in for a long time.

Jon Donnell - Howard Weil Incorporated - Analyst

Okay great. Thanks a lot. Appreciate you taking my questions.

Quinn Fanning - Tidewater Inc. - EVP & CFO

Thank you, John.

Operator

From Morgan Stanley, we have Matthias Detjen on the line. Please go ahead.

Matthias Detjen - Morgan Stanley - Analyst

Congratulations on a good quarter.

I want to ask you a bit more about the ROVs. You gave some updates on saying that you would be breakeven by the second quarter, fiscal quarter. I was wondering if you could maybe give us a bit more color there, how that’s developing and how you plan to grow that business, and if there’s been any changes since the last update?

Jeff Platt - Tidewater Inc. - President & CEO

No real changes from the last update. We’re continuing to scale up with our operational capabilities. There’s certainly licenses and things like that that you have to work through to be able to support those operations outside the United States. That technology has some unique attributes to it. We’re getting all of that lined up, and again, we have the six ROVs that we’ve talked about. Additionally, we placed an order for two more units to augment that. So again, it’s getting out of the gate and no real change from what we talked about in previous quarters.

Matthias Detjen - Morgan Stanley - Analyst

Okay. Great. Thank you for that. And then on your expansion strategy, it looks like you ordered three more vessels this time for the North Sea. Is that where you currently see the best opportunities for growth, or would you also consider other regions right now?

Jeff Platt - Tidewater Inc. - President & CEO

No, and I think if you go back, it’s for the North Sea, really cold-water markets we’re trying to scale up. We’ve got the right management team. We think as the industry as a whole continues to have success in the cold-water environments, that that equipment will fit nicely into that portfolio. So it’s not the North Sea specific; certainly North Sea is part of that, but you have other arctic markets that we think will present nice opportunities on a go-forward basis.

Matthias Detjen - Morgan Stanley - Analyst

And so beyond these vessels, would you see further growth, or are you saying would this --

Jeff Platt - Tidewater Inc. - President & CEO

We’re always looking for opportunities. I don’t think I really want to outline exactly what our strategy is. Lots of people listen to this call. Certainly when we purchased Troms, as we talked about, we felt with that management team in place, we certainly had the ability to scale up that operation. We did so actually before the Troms acquisition. We bought three vessels that fit nicely into it. And this is a further development of that strategy to expand it.

Matthias Detjen - Morgan Stanley - Analyst

Well that makes sense. Thank you very much for the update.

Jeff Platt - Tidewater Inc. - President & CEO

Thank you.

Operator

From Tudor, Pickering, Holt, we have George O’Leary online. Please go ahead.

George O’Leary - Tudor, Pickering, Holt - Analyst

Good morning, guys.

Jeff Platt - Tidewater Inc. - President & CEO

Good morning, George.

George O’Leary - Tudor, Pickering, Holt - Analyst

Good color on deepwater and your outlook for rates moving up modestly. I was wondering if you could expand on that a little bit and quantify what you think of as rates moving up modestly as we look at 15? Is there also the opportunity for utilization to move higher for the overall deepwater fleet, and potentially any regions driving that optimism?

Jeff Platt - Tidewater Inc. - President & CEO

We’re not going to drill into any specific regions. Deepwater as a whole has been good, and it continues across all regions, as Quinn said. I think with respect to utilization, we’re effectively at full utilization. When you get north of 85%, when you take into effect you do have regulatory dry dockings, you do have some movement between different regions, there’s not a whole lot of growth to get above that. You may spike a couple of points in a quarter, but we’re effectively sold out on deepwater. With respect to the day rate progression, Quinn, do you want to give any color on that, what we’re looking at?

Quinn Fanning - Tidewater Inc. - EVP & CFO

Yes, I think as we’ve said in previous calls, and I think Jeff providing a two-year retrospective on the towing supply probably helped people understand what that sector has done and that class has done recently. But by and large, we’re not seeing dramatic movements in the towing-supply rates. We see full utilization effectively and stable rates. Hopefully, with the rising jack-up count, we’ll start to see some progress there, as well.

But on the deepwater side, as Jeff indicated and I mentioned in my comments, all of the available equipment that’s not in dry dock or on its way to dry dock is either working or on its way to a job. That doesn’t necessarily mean that we won’t have the normal contract rollover quarter-to-quarter and our recent experience has been that those contract rollovers provide a bit of positive trajectory in terms of average day rates. But again, we’re not seeing in our bidding activity significant spikes. We’re also not seeing any reversals. So, we remain optimistic that we’ll keep the available equipment busy at pretty decent rates.

Joe Bennett - Tidewater Inc. - EVP & Chief IR Officer

George, understand that we had told people for quite a while now that we expected the rollovers of legacy contracts for our deepwater vessels to, for the most part, be completed by this March quarter. That, in fact, has largely happened. So, I think the quick acceleration of day rates in the deepwater fleet that you’ve seen over the past year or two on a quarter-to-quarter basis, we fully expected that pace to slow down, and that’s exactly what we’re saying now. It’s not to suggest that we don’t have opportunities to push day rates up, add more equipment into our fleet that are of the bigger nature, and therefore, would push that average day rate up because of their size, et cetera. But, so, that’s what we’re seeing right now.

George O’Leary - Tudor, Pickering, Holt - Analyst

Okay. That’s very helpful color. And then over the last few quarters, you guys have highlighted customers being -- looking to lock up vessels three to six months before they’re actually delivered. And given your robust new-build program, has that continued, or has there been any change in customer behavior?

Jeff Platt - Tidewater Inc. - President & CEO

I would say over the last 6 to 12 months, I haven’t seen a whole lot. You do have some issues, I’ve talked about it before, in the US market. Last year was a very good market. We took that opportunity to lock up some US flagged equipment that was under construction. We didn’t play the spot market, per se, as some others have done. So we like that. But overall, with the exception of that US market, I really haven’t seen a whole lot of change in what we’ve done.

George O’Leary - Tudor, Pickering, Holt - Analyst

Thank you very much, guys.

Operator

From Simmons, we have Ian Macpherson online, please go ahead.

Ian Macpherson - Simmons - Analyst

Great. Thank you. Jeff, you mentioned two or three times that you feel like the analyst community isn’t really square with reality, in terms of the outlook for the business. At the same time, the Wall Street consensus for FY15 is more than double the earnings from FY14. So, I know you’re not guiding earnings specifically, but can you reconcile those comments with what’s baked in as the Street expectations at this point, based on steadily improving day rates?

Jeff Platt - Tidewater Inc. - President & CEO

Understand my comments were more towards the drillers which have come out, and certainly there’s been some softness in their future contracting. And I think, again, the overall rig count -- our thesis and our basis for our optimism, not that all of these 250 rigs that are under construction are going to be incremental, certainly day rates on drilling rigs, at least on the contracting side, have come down from what had been historic highs. But from our standpoint, a working rig still needs support vessels, still needs all the services for it. So whether that rig is at $680,000 or $650,000 a day or $450,000, we think as long as it’s working is the key. So I think my comments were more to the very negative sentiment that started early in the quarter when some of the drillers came out and were talking really about some of the issues on their forward marketing success or lack thereof.

Now, recently we’ve seen some of the drillers have come out and added to their contracting backlog. Again it’s not -- they’re not increasing the day rates or going above it, but nonetheless, a working rig for us is still much better than certainly an idle rig. So, I think that was really what my sentiment is.

When you look at the Tidewater -- we got punished I think pretty hard even more than some of the drillers did when the drillers came out with some of the commentary earlier in the year. That’s really where I was coming from.

Quinn Fanning - Tidewater Inc. - EVP & CFO

The estimates that we’re looking at off of First Call are $4.79 for FY15, and it looks like a relatively steep slope when you look at earnings on an unadjusted basis. But we certainly have no expectation, where we with sit today, of another goodwill impairment, transaction expense associated with Troms, or the early retirement of the Troms debt that we inherited in the transaction. If you at least go off of the $3.80 adjusted number that Jeff used and the $4.79 that is the First Call estimate that I see, it’s about a 26% year-over-year improvement. And we’re not providing earnings guidance, but I don’t see that as a doubling or even the 70% growth that you would see on a $4.79 relative to the unadjusted numbers that we’ve reported.

Ian Macpherson - Simmons - Analyst

That’s fair, Quinn.

Quinn Fanning - Tidewater Inc. - EVP & CFO

Peel back the onion a little bit.

Ian Macpherson - Simmons - Analyst

I was looking at the FY16 against your GAAP earnings for FY14, which I appreciate were subdued for the nonrecurring reasons. But one more, if I may, quickly, Quinn. You said that your total commitments in the 10-K will read $573 million as of March 31st and then the $137 million for the three north cold-water vessels would be additive to that amount.

Quinn Fanning - Tidewater Inc. - EVP & CFO

That’s correct, and just remember that the $573 million is not the total commitment; it’s the remaining payments on commitments made as of March 31. I think the total commitments are a couple hundred million dollars higher, the difference obviously, being payments that we’ve already made on construction in progress.

Ian Macpherson - Simmons - Analyst

Right. Got it. Okay. Thank you very much.

Quinn Fanning - Tidewater Inc. - EVP & CFO

Thank you.

Operator

From Wells Fargo, we have Matt Conlan online. Please go ahead.

Matt Conlan - Wells Fargo Securities - Analyst

Hello. Also congratulations on a good operational quarter in the March quarter.

Just within the deepwater fleet, the anchor handlers, rates there had been pretty flat for the last 18 months, but they jumped 7% in the quarter. Realizing you had lower utilization than normal, was this a mix issue where the lower rated -- vessels with lower rates were the ones that were down, driving up the average day rate, or do we actually have a new baseline of rates for this vessel class?

Jeff Platt - Tidewater Inc. - President & CEO

No, I think it was a mix issue, and you’re right, we had some vessels that are in our deepwater anchor handling class that are the smaller vessels in that class that had some dry dockings. Although, we have in effect moved some of our bigger -- the very bigger ones to some new contracts that we’ll see some increases on at the end of the day, but you haven’t seen the effect of that. It’s a mix issue in the quarter we just completed.

Matt Conlan - Wells Fargo Securities - Analyst

Okay, so we shouldn’t extrapolate that going forward, because that’s going to come down a little bit as those smaller vessels come back.

Jeff Platt - Tidewater Inc. - President & CEO

That’s correct. As those smaller vessels move onto their contract and finish their regulatory dry dock, you’ll see that day rate come down. Like you’ll see the utilization pick up as they come back on charter.

Matt Conlan - Wells Fargo Securities - Analyst

Okay. Great. Changing gears. There’s been some speculation, of course, the majors are looking at how to improve their rates of return. And in that process, there’s speculation that they might shift expenditures more towards development programs than exploration. My sense is that would be positive, a positive change for the vessel class, but am I right on that?

Jeff Platt - Tidewater Inc. - President & CEO

I’m not sure that it’s necessarily positive. What it does is, just as that rig is now, instead of drilling an exploration well, maybe drilling the development wells in, again, in offshore, deepwater development. So it may not be a positive, per se, because it keeps the rig working, and that’s certainly the key point for us.

But, then obviously, as the development drilling moves on, there are other knock-on services, pipelines, the FPSOs, however the field is being developed, that in effect could be a pull-through to increase the overall demand. But your point is right. As they move from exploration to development drilling, it’s certainly not a negative for us.

Matt Conlan - Wells Fargo Securities - Analyst

Yes, that was my point, that there would be the associated construction and installation work that would take up some vessel time.

Jeff Platt - Tidewater Inc. - President & CEO

Yep. That’s right.

Matt Conlan - Wells Fargo Securities - Analyst

Okay. Great. Thank you.

Operator

From Cowen and Company we have JB Lowe online. Please go ahead.

JB Lowe - Cowen and Company - Analyst

Good morning, guys.

I had a quick question on the towing-supply business. Your utilization has bounced around the mid-80%s here for the past couple years. What is it going to take for day rates to really get going there? Are we looking at a utilization in the high 80%s or something like that?

Jeff Platt - Tidewater Inc. - President & CEO

JB, I hate to keep saying the same things that we have. I think as the jack-ups are delivered, and to the extent that they’re incremental, that’s what’s going to hit that inflection point on it. It’s certainly not for the lack of trying. Again, we very much want to see it move up. As I stated in my comments, while it’s been subdued, we’ve moved from that $13,300 a day up to $15,000.

JB Lowe - Cowen and Company - Analyst

Right.

Jeff Platt - Tidewater Inc. - President & CEO

We have some ways to go to get to that $20,000 peak that we saw last time, but that’s where we are. I think as the jack-ups continue to be delivered, and we hopefully will see those be -- a larger portion of those would be incremental, that that’s certainly going to bolster that effort.

JB Lowe - Cowen and Company - Analyst

Okay.

Quinn Fanning - Tidewater Inc. - EVP & CFO

As we’ve talked about on previous calls, I think one of the things that we believe may benefit the supply/demand dynamics and the towing supply market is that the number of towing-supply type vessels that are in the construction queue relative to the number of jack-ups that are in the construction queue is pretty modest.

JB Lowe - Cowen and Company - Analyst

Right. For all intents and purposes, you guys are expecting utilization to tick up here, which would be followed by rates?

Jeff Platt - Tidewater Inc. - President & CEO

Well, again, you’re in that mid-80%, JB. You could squeeze maybe 1% or 2% out of it, but there’s not a whole lot more juice on the utilization side.

JB Lowe - Cowen and Company - Analyst

That’s my question then, if there’s not that much more juice to be had on the utilization side, then how come rates haven’t gone up that much?

Joe Bennett - Tidewater Inc. - EVP & Chief IR Officer

That’s for our fleet, JB.

Jeff Platt - Tidewater Inc. - President & CEO

We report our numbers. Bourbon, who is our largest competitor, also reports a similar segment, and they’ve got high utilization. Understand, that combined, we’re still a small percentage of the overall numbers in total supply. What that suggests, JB, like we said, is the rest of the operators aren’t in that mid to upper 80%.

JB Lowe - Cowen and Company - Analyst

Got you. Okay. And a quick question on the new build North Sea vessels you bought. Is that going to be under the Troms flag? Is that going to be run by those guys?

Jeff Platt - Tidewater Inc. - President & CEO

The anticipation today is it will be. That is certainly our cold-water expertise is under the Troms group, and that is where those vessels are intended to ultimately end up, under that management team. Not necessarily in the North Sea, but our cold-water activity is going to be centered out of our Troms management team.

JB Lowe - Cowen and Company - Analyst

Thank you so much. That’s all I had.

Jeff Platt - Tidewater Inc. - President & CEO

Thank you, JB.

Operator

From Credit Suisse we have Gregory Lewis online. Please go ahead.

Gregory Lewis - Credit Suisse - Analyst

Thank you and good morning. Jeff, clearly and it was alluded to that earnings are going to be ramping up, at least we said that that’s the expectation. Is there anyway we should think about the earnings going higher, with potentially increased shareholder returns via dividends?

Jeff Platt - Tidewater Inc. - President & CEO

I didn’t quite understand the question. Could you repeat it, please.

Gregory Lewis - Credit Suisse - Analyst

Okay. So if we think about -- ask it a different way. If we think about cash flow, as I look over the last couple years, it looks like from, let’s call it calendar year 2012 through calendar year -- over the last like, what’s that, 13 quarters, it looks like the payout of cash flow for the dividend is, let’s call it, high teens. As we look forward into 2015 and 2016, the cash flow that Tidewater’s going to be kicking off looks like it leaves ample room, not only for building out your fleet, servicing your debt, but it also looks like there will be additional cash flow for additional dividend increases. Is that something that management is thinking about, or are you comfortable with the existing buyback that’s out there?

Jeff Platt - Tidewater Inc. - President & CEO

I can tell you that discussion we have with investors and internally with our Board is when we finalize our fleet buildout, and again, we’re not at the end yet, but we’re much closer to the end than we have been, certainly that free cash flow, what is the best way to return that value to the shareholders, we understand that it is shareholders’ money, at the end of the day. Management’s not here to play with it. Dividends are certainly an option, share buybacks.

I can tell you that my feeling on that is in the service sector, we’ve got lots of operational risks in the business that we do, okay? And when you increase the dividend, that’s something that you’re very much reticent to take back. Where we’re at with that dividend, I can say that today, my feeling is more looking at potential share buybacks.

But we’re getting ahead of ourselves, but it is a discussion that we have with the Board on a regular basis and with investors. I can tell you, the sentiment with investors is all over the place, increase the regular dividend, look at special dividends and share buybacks. That discussion, depending on who’s in the room, you’ll have that many different flavors of what the optimum much way to do that is.

Again, we believe that we’re headed to that free cash flow. We have little debt maturities on the horizon, so we’re getting closer to making those decisions and being in a position where we need to implement it.

Gregory Lewis - Credit Suisse - Analyst

Okay and then real quick, I know it’s 11 o’clock your guys time. As we think about the opportunity in the Middle East, clearly there’s this expectation of a ramp-up in activity in the Middle East, not only by ONGC but increased activity by ARAMCO. When we think about Tidewater’s fleet in the Middle East, do we think we’re -- do you view the fleet as appropriately sized for the Middle East? Or is this an area where we could actually see some growth over the next one, two, three years?

Jeff Platt - Tidewater Inc. - President & CEO

Oh, I think you’ll see growth, which has been I think pretty tremendous when you look at we’ve done in the Middle East, and that’s all new equipment, high spec equipment. Our story in the Middle East and with ARAMCO, in particular, I think is one that we’re very proud of. Lots of hard work to get there, and it’s continuing, I think, to pay dividends for us and our shareholders. We look at that as a growth area.

Gregory Lewis - Credit Suisse - Analyst

OK, guys. Thank you for the time and nice quarter.

Jeff Platt - Thank you.

Joe Bennett - Thank you.

Operator

Thank you. We will now turn it back to Jeff Platt for final remarks.

Jeff Platt - Tidewater Inc. - President & CEO

Want to thank everybody for their interest in Tidewater today, and with that, we’ll end the call.

Operator

Ladies and gentlemen, this concludes today’s conference. Thank you for joining. You may now disconnect.

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2014 Thomson Reuters. All Rights Reserved.